Exhibit 10.22

Execution Version

FIFTH AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

THIS FIFTH AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (the “Agreement”), made as of the 23rd day of June, 2011, by and among Goodman Networks Incorporated, a Texas corporation (the “Corporation”), and the individuals and entities who are parties to the Agreement which are the individuals and entities whose names are set forth below,

WHEREAS, the Corporation and certain of its shareholders are parties to that certain Fourth Amended and Restated Shareholder’s Agreement, made as of June 24, 2009 (the “Fourth Amended and Restated Agreement”), by and among the Corporation and the shareholders set forth therein;

WHEREAS, the Corporation has purchased a portion of the equity held by certain parties to the Fourth Amended and Restated Agreement, including all of the common stock held by SG-Tower, LLC, all the preferred stock held by SG-Goodman, LLC and a majority of the warrants owned by affiliates of SG-Goodman, LLC and SG-Tower, LLC;

WHEREAS, in light of the foregoing and other facts, events and circumstances, the parties hereto are as of the date hereof entering into this Agreement to amend and restate the Fourth Amended and Restated Agreement in its entirety; and

WHEREAS, the parties hereto wish to state herein their mutual agreements and obligations and to set forth certain requirements with respect to the disposition of certain shares of Common Stock (as defined below) and Preferred Stock (as defined below), the issuance of Common Stock and Preferred Stock, access to information about the Corporation and the management of the Corporation, which agreements shall amend and restate, and supersede in its entirety, the Fourth Amended and Restated Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Definitions. The following terms used in this Agreement shall have the meaning set forth below:

“AAA” shall mean the American Arbitration Association.

“AAA Rules” shall mean the rules of the AAA governing commercial arbitration.

“Affiliate” shall mean, with respect to a specific Person, (i) any Person which directly or indirectly controls, is controlled by, or is under common control with, such specific Person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, a Person shall be deemed to control another Person if it (i) has the contractual right to appoint, elect or cause the election of, a majority of the directors, managers or other managing authority, or (ii) beneficially owns, directly or indirectly, at least a majority of the outstanding equity securities or other ownership interests entitled to vote for the election of, or appoint, directors, managers or other managing authority.

“Affiliated Entity” shall mean any Entity which directly or indirectly controls, is controlled by, or is under common control with, another Entity. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an Entity, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, an individual or Entity shall be deemed to control another Entity if it (i) has the contractual right to appoint, elect or cause the election of, a majority of the directors, managers or other managing authority, or (ii) beneficially owns, directly or indirectly, at least fifty percent (50%) of the outstanding equity securities or other ownership interests entitled to vote for the election of, or appoint, directors, managers or other managing authority.

“Agreement” shall mean this Agreement, together with any addenda and amendments made in the manner described in this Agreement.

“Allocation Notice” shall mean Notification of the allocation of the Remaining Termination Shares among the Non-Termination Shareholders electing to acquire the Remaining Termination Shares.

“Board” shall mean the Board of Directors of the Corporation.

“Business Day” shall mean any day other than a Saturday, Sunday and any day on which the Federal Reserve Bank of Dallas is closed.

“Buy-Sell Insurance Proceeds” shall mean the proceeds from an insurance policy payable to the Corporation, directly or indirectly, upon the death of a Shareholder for the purpose of purchasing Shares of the deceased Shareholder.

“Children” shall mean any descendant, whether by consanguinity or by adoption, so long as if a descendent is a descendent by adoption, such descendent was adopted before his or her twenty-first (21st) birthday.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor law, and the regulations thereunder.

“Commission” shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Common Stock” shall mean the shares of common stock, $0.01 par value, of the Corporation and any shares of common stock of the Corporation issued in connection with a recapitalization, reclassification, exchange or change in par value of the Corporation’s common stock.

“Common Stock Equivalent” shall mean the right to acquire, whether or not immediately exercisable, any Common Stock from the Corporation, whether evidenced by an option, warrant, convertible security or any other instrument, agreement or arrangement, but excluding pre-emptive rights.

“Disposition” shall mean any sale or transfer, whether or not outright or as security, inter vivos or testamentary, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest (including but not limited to voting rights) in or to any Shares. A Disposition of an ownership interest in an Entity that is a Shareholder shall not constitute a Disposition of Shares held by that Entity. A voluntary pledge of Shares as collateral shall not constitute a Disposition when such Shares are pledged, but any subsequent transfer in connection with such pledge shall constitute a Disposition. Except for any foreclosure on a voluntary pledge made prior to the date of this Agreement by a Goodman Shareholder of any of such Goodman Shareholders’ Shares as collateral, an involuntary encumbrance (including an involuntary pledge) of such Shares shall constitute an Involuntary Disposition under Section 4 when such shares are pledged or encumbered.

“Drag-Along Shares” shall mean the number of Shares equal to the product of (i) the number of Shares owned of record by an Other Shareholder multiplied by (ii) a fraction, the numerator of which is the number of Tag/Drag Shares such Transferring Shareholder proposes to sell or otherwise dispose of to the Tag/Drag Transferee(s), and the denominator of which is the total number of outstanding Shares owned by the Transferring Shareholder prior to the proposed Disposition of Tag/Drag Shares.

“Drag Notice” shall mean a Notification which shall describe fully: (i) the terms of the proposed Disposition; (ii) the number of Tag/Drag Shares of the Transferring Shareholder to be disposed of; (iii) the number of the Drag-Along Shares of such Other Shareholder; (iv) the name and address of the Tag/Drag Transferee(s); and (v) the proposed closing date of the Disposition.

“Electing Offer” shall mean a Notification of an offer to purchase the Transferring Shareholder’s First Offer Share(s), stating in reasonable detail: (i) the name and address of such First Offer Shareholder; (ii) the terms and conditions of such offer; and (iii) the First Offer Price.

“Electing Offer Date” shall mean the date such Electing Offer is given to the Transferring Shareholder.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability company, joint venture, joint stock association, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm or other enterprise, association, organization or entity of any nature, other than a governmental authority.

“Excepted Securities” shall mean (i) shares of Common Stock (or options therefor) issued, granted or sold to directors or employees of, or consultants to, the Corporation under any bona fide stock option or equity incentive plan approved by the Board of Directors, (ii) shares of Common Stock issued by the Corporation in a bona fide underwritten public offering registered under the Securities Act, (iii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities, and (iv) securities issued in connection with a stock split or stock dividend or pursuant to a reverse stock split or stock combination, provided that such reverse stock split or stock combination does not have a material effect on the proportionate interests of the Shareholders.

“Fair Market Value” shall mean the per share value of a share of the Common Stock or Preferred Stock, as applicable, on a fully diluted basis, without minority discount or discount due to a voting proxy, determined (i) by an appraisal firm hired by the Corporation which appraisal firm has performed such appraisal within 180 days of the date the Fair Market Value is required or (ii) if no such appraisal as described in (i) is available, then in the good faith and reasonable judgment of the board of directors of the Corporation. Fair Market Value shall be proportionately adjusted for any subsequent increase or decrease of the number of issued shares of Common Stock or Preferred Stock, as applicable, resulting from a subdivision or consolidation of Shares or other adjustment, or the payment of a stock dividend or other increase or decrease in the number of shares- of Common Stock or Preferred Stock outstanding, as applicable, effective without the receipt of consideration by the Corporation.

“First Offer Disposition” shall mean a Disposition other than an Involuntary Disposition.

“First Offer Notice” shall mean a Notification of the proposed First Offer Disposition from a Transferring Shareholder, stating the number of First Offer Shares that are subject to the proposed First Offer Disposition from such Transferring Shareholder.

“First Offer Price” shall mean the form and amount of the per Share and aggregate consideration (including, without limitation, the material terms and method of, and any condition or other provision material to, payment and delivery of such consideration) offered by such First Offer Shareholder to the Transferring Shareholder.

“First Offer Shares” shall mean the Shares subject to the Transferring Shareholder’s proposed First Offer Disposition.

“First Offer Shareholder(s)” shall mean, individually and collectively, the Corporation and/or any of the Other Shareholders offering to purchase the First Offer Shares from the Transferring Shareholder.

“First Offer Trigger Date” shall mean the date the First Offer Notice is given to the Corporation and such Other Shareholders.

“Goodman Shareholder(s)” shall mean any or all of the following individuals: James E. Goodman, John A. Goodman, Joseph M. Goodman, Jonathan E. Goodman, and/or Jason A. Goodman.

“Immediate Family Members” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a Shareholder and shall include adoptive relationships and shall include any trust for the sole benefit of any or all of such Immediate Family Members or any partnership, limited liability company or corporation in which Immediate Family Members of a Shareholder own or possess all of the voting and equity interests.

“Involuntary Disposition” shall mean a Disposition of Shares owned by a Shareholder occurring as a result of an involuntary encumbrance or transfer, whether by reason of death, divorce, foreclosure, transfer in lieu of foreclosure, operation of law, judicial process or otherwise; provided, however, (i) any foreclosure on a voluntary pledge made by a Goodman Shareholder of any such Goodman Shareholder’s Shares as collateral shall not constitute an “Involuntary Disposition” and (ii) any Shares that are being transferred by reason of death to an Immediate Family Member pursuant to a will or trust or pursuant to the laws of intestacy shall not constitute an “Involuntary Disposition.”

“Involuntary Disposition Notice” shall mean written Notification of (i) the Involuntary Disposition, (ii) the number of Involuntary Disposition Shares, and (iii) all other terms of the Involuntary Disposition.

“Involuntary Disposition Shares” shall mean the Shares transferred or to be transferred, as a result of an Involuntary Disposition, to the Person or Entity that is not the Corporation or an employee of the Corporation.

“Involuntary Transferee(s)” shall mean any Person(s) who (i) receive(s) Shares of a Shareholder as a result of such Shareholder’s divorce, (ii) as a result of an Involuntary Disposition, hold(s) Shares for a Shareholder as a representative of such Shareholder’s estate in the case of such Shareholder’s death, or (iii) possess(es) Shares of a Shareholder as a result of any other Involuntary Disposition.

“Non-Termination Shareholders” shall mean the Shareholders other than the Shareholder whose employment with the Corporation has been terminated.

“Notification” shall mean a writing containing any information required by this Agreement to be communicated to any Person, which may be personally delivered, sent by registered or certified mail, postage prepaid, or sent by facsimile transmission promptly confirmed by mail, to such Person, at the last known address of such Person on the Corporation records. Any such Notification shall be deemed to be given (i) when delivered, in the case of personal delivery, (ii) on the third Business Day after the date on which it is deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid, in the case of mail, and (iii) on the day of receipt by the addressee, in the case of facsimile transmission, if such day is a Business Day and the transmission is received before 5:00 pm (recipient time) on such Business Day, or if such day is not a Business Day or if such day is a Business Day and the transmission is received after 5:00 pm (recipient time), then on the next Business Day.

“Other Shareholder(s)” shall mean, individually and collectively, the Shareholders other than the Transferring Shareholder.

“Permitted Disposition” shall mean any of the following:

(a) any Disposition by a Shareholder to which each other Shareholder and the Corporation consent in writing, provided the conditions set forth in Section 2 hereof are satisfied;

(b) any Disposition by a Shareholder to the Corporation (the Corporation shall use any Buy-Sell Insurance Proceeds, to the extent applicable to the Shares subject to the Disposition by the Shareholder, to cover a portion of the purchase price);

(c) any Disposition by a Shareholder in compliance with the provisions of Section 3, 4, 5, 6 or 7 hereof;

(d) any Disposition by a Shareholder to an Immediate Family Member or an Affiliated Entity, including through a will or trust or pursuant to the laws of intestacy;

(e) any Disposition by a Shareholder in accordance with such Shareholder’s employment agreement with the Corporation;

(f) any foreclosure on a voluntary pledge made by a Goodman Shareholder of any of such Goodman Shareholders’ Shares as collateral; and

(g) any Disposition by James Goodman to the Corporation pursuant to the Put/Call Agreement dated June 24, 2009.

“Person(s)” shall mean individual or any Entity, whether or not a party to this Agreement.

“Power to Vote” shall mean the power or right, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to vote, or to direct the voting of, a Share.

“Preferred Stock” shall mean the shares of preferred stock, $0.01 par value, of the Corporation and any shares of preferred stock of the Corporation issued in connection with a recapitalization, reclassification, exchange or change in par value of the Corporation’s preferred stock.

“Proportionate Percentage” shall mean, with respect to any Shareholder, the fraction, expressed as a percentage, the numerator of which is the total number of shares of Common Stock and Common Stock Equivalents, on an as converted basis, held by such Shareholder and the denominator of which is the total number of shares of Common Stock and Common Stock Equivalents, on an as converted basis, existing at the time of determination that are held by all Shareholders.

“Proposed Transferee(s)” shall mean any Person(s) to whom a Transferring Shareholder intends to make a Disposition.

“Public Offering” shall mean one or a series of firmly underwritten public offerings of Common Stock or Preferred Stock by the Corporation pursuant to registration statements filed by the Corporation with the Commission where the net proceeds to the Corporation from such public offerings shall be not less than an aggregate of Thirty-five Million United States Dollars (US$35,000,000).

“Remaining Termination Shares” shall mean the Termination Shares with respect to which the Corporation does not elect to acquire pursuant to its right set forth in Section 7.

“Remaining Involuntary Disposition Shares” shall mean the Involuntary Disposition Shares the Corporation does not elect to acquire pursuant to its right set forth in Section 4(c).

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Shareholders” shall mean each party to this Agreement other than the Corporation, each successor and permitted assign of such party who becomes bound by the provisions of this Agreement pursuant to its terms and each holder of Shares, including an Involuntary Transferee who retains any Shares after the provisions of Section 4 have been complied with, that is subject to this Agreement.

“Shares” shall mean all shares the capital stock of the Corporation, including without limitation the Common Stock and Preferred Stock, now or in the future owned of record or beneficially by a Shareholder (including on an as converted basis), and all securities of the Corporation that may be issued in exchange for or in respect of such capital stock or securities (including, without limitation, all securities issued or resulting from any stock dividend, stock split, recapitalization or merger effected by the Corporation).

“Subsidiary” shall mean any Affiliated Entity of the Corporation (including any organizational predecessors of such Affiliated Entity) of which securities or other ownership interests having ordinary voting power to elect a majority of the directors, managers or other managing authority are directly or indirectly owned by the Corporation.

“Tag Acceptance Notice” shall mean a Notification by an Other Shareholder electing to make a Disposition of such Other Shareholder’s Tag Along Portion of the Tag/Drag Shares to the Tag/Drag Transferee(s), stating the number representing the maximum number of such Other Shareholder’s Tag Along Portion of the Tag/Drag Shares that such Other Shareholder is willing to make subject to the Disposition to the Tag/Drag Transferee(s).

“Tag Along Portion(s)” shall mean the proportion, as determined on the date the Tag Notice is given, the percentage of Shares held by such Other Shareholder (on an as converted basis into Common Stock) bears to the percentage of Shares owned by all the Shareholders (on an as converted basis into Common Stock); provided, that, if not all the Other Shareholders elect to transfer such Other Shareholders’ Tag Along Portions of the Tag/Drag Shares, the Tag Along Portion(s) of the electing Other Shareholders shall increase in number to mean the proportion, as determined on the date the Tag Notice is given, the percentage of Shares held by such Other Shareholder (on an as converted basis into Common Stock) bears to the percentage of Shares owned by the Transferring Shareholder and all electing Other Shareholders (on an as converted basis into Common Stock).

“Tag Notice” shall mean a Notification which shall describe fully: (i) the terms of the proposed Disposition; (ii) the number of Tag/Drag Shares of the Transferring Shareholder to be disposed of; (iii) the number representing the Tag Along Portions of the Tag/Drag Shares of the Other Shareholder should all Other Shareholders elect to exercise their tag along rights provided in Section 5; (iv) the number representing the Tag Along Portions of the Tag/Drag Shares of the Other Shareholder should such Other Shareholder be the only Other Shareholder to exercise the tag along rights provided in Section 5; (v) the name and address of the Tag/Drag Transferee(s); and (vi) the proposed closing date of the Disposition.

“Tag/Drag Shares” shall mean the Shares to be transferred by the Transferring Shareholder to a Tag/Drag Transferee.

“Tag/Drag Transferee(s)” shall mean a party or parties that is not the Corporation, a subsidiary of the Corporation, a Shareholder or an Immediate Family Member or Affiliated Entity of a Shareholder.

“Termination Notice” shall mean Notification of the termination of an employee Shareholder of the Corporation, which shall state the number of Termination Shares held by such terminated Shareholder.

“Termination Right of First Refusal” shall mean the rights of the Corporation and Non-Termination Shareholders, pursuant to Section 7(c) and Section 7(d), respectively, to purchase the Termination Shares.

“Termination Shares” shall mean the vested Shares owned by a terminated Shareholder.

“Total Allocation Notice” shall mean Notification of the allocation of the Termination Shares among the Corporation and the Non-Termination Shareholders.

“Transferring Shareholder(s)” shall mean, collectively, one or more Shareholder(s) who are making; or intend to make, a Disposition of Shares (including an Involuntary Disposition) to any Person(s).

2. Restrictions Upon Disposition of Shares by a Shareholder Provisions Applicable to Transferees. Other than a Permitted Disposition, no Shareholder shall make any Disposition of any Shares owned by such Shareholder other than pursuant to this Agreement. Any Disposition by a Shareholder that is not permitted by this Agreement shall be null and void ab initio. Any Shares subject to a Disposition by a Shareholder, whether or not pursuant to a Permitted Disposition, shall continue to be subject to the provisions of this Agreement. A Disposition by a Shareholder to a transferee shall not be valid unless and until the transferee shall have provided the Corporation and the Shareholders with the written agreement of such transferee that such transferee will be bound by, and the Shares transferred will be subject to, this Agreement as provided herein. Any permitted transferee shall be considered to be a Shareholder for purposes of this Agreement and shall have the same rights and obligations as the Transferring Shareholder possessed with regard to the Shares transferred by the Transferring Shareholder pursuant to this Agreement prior to such Disposition.

3. Right of First Offer.

(a) Proposed Transfers. During the term of this Agreement, if a Transferring Shareholder intends to make a First Offer Disposition of Shares beneficially owned by such Transferring Shareholder, such Transferring Shareholder shall provide the First Offer Notice to the Corporation and the Other Shareholders.

(b) Right of First Offer. The Corporation and each of the Other Shareholders shall have the right and option (but not the obligation), for thirty (30) days after the date the First Offer Trigger Date to offer to purchase all but not less than all of the First Offer Shares. Each First Offer Shareholder that elects to exercise its right under this Section 3 shall provide to the Transferring Shareholder, within thirty (30) days after the First Offer Trigger Date, such First Offer Shareholder’s Electing Offer. Each Electing Offer shall be and constitute a valid, legally binding, and enforceable offer by such First Offer Shareholder to purchase the First Offer Shares for the First Offer Price, irrevocable for ninety (90) days after the First Offer Trigger Date.

(c) First Offer Transfer Periods. If neither the Corporation nor any Other Shareholder elects to offer to purchase the First Offer Shares within the time period set forth in paragraph (b) above, subject to Sections 6 and 7, the Transferring Shareholder shall have the right and option (but not the obligation), for ninety (90) days after the First Offer Trigger Date, to make a Disposition of the First Offer Shares to a Proposed Transferee. If the Corporation and/or any Other Shareholder(s) elect(s) to offer to purchase the First Offer Shares, the Transferring Shareholder shall have the right and option (but not the obligation): (i) for sixty (60) days after the First Offer Trigger Date, to accept an offer from a First Offer Shareholder (which acceptance shall be and constitute a valid, legally binding and enforceable acceptance) to make a Disposition of the First Offer Shares to such First Offer Shareholder for the First Offer Price stated in the Electing Offer of such First Offer Shareholder and to complete such Disposition within ninety (90) days of the First Trigger Date (provided, if there is more than one (1) First Offer Shareholder offering to purchase the First Offer Shares, the Transferring Shareholder shall not make a Disposition of the First Offer Shares to any First Offer Shareholder upon terms and conditions more favorable to such First Offer Shareholder than the terms and conditions stated in the Electing Offer then most favorable to the Transferring Shareholder) (if the Corporation is the First Offer Shareholder to purchase the First Offer Shares and there are any Buy-Sell Insurance Proceeds covering the First Offer Shares, the Corporation shall use all the Buy-Sell Insurance Proceeds as a portion of the payment for the First Offer Shares); (ii) if Sections 5 and 6 do not apply to the First Offer Shares, for ninety (90) days after the First Offer Trigger Date, to make a Disposition of the First Offer Shares to a Proposed Transferee upon terms and conditions not more favorable to such Proposed Transferee than the terms and conditions stated in the Electing Offer then most favorable to the Transferring Shareholder; or (iii) if Sections 5 and 6 do apply to the First Offer Shares, for ninety (90) days after the Tag Notice or Drag Notice, as applicable, to make a Disposition of the First Offer Shares, subject to Sections 5 and 6, to a Proposed Transferee upon terms and conditions not more favorable to such Proposed Transferee than the terms and conditions stated in the Electing Offer then most favorable to the Transferring Shareholder, For purpose of this Article 3, any and all necessary determinations with respect to the favorableness of, or among, any Electing Offer(s) and/or any First Offer Price(s): (i) shall be reasonably made by the Transferring Shareholder (or a party designated by the Transferring Shareholder) in the sole and absolute discretion of the Transferring Shareholder; (ii) may (but shall not be required to) be based on any fair valuation or information from any other method that is reasonable in and under the circumstances; and (iii) shall be binding on and conclusive on any First Offer Shareholder. Notwithstanding anything in this Section 3 to the contrary, except upon an acceptance of an Electing Offer pursuant to the initial subsection (i) of this Section 3(c), the Transferring Shareholder shall not be obligated to make a Disposition of the First Offer Shares to any First Offer Shareholder(s) or any other Person(s) pursuant to this Section 3. If a Disposition of First Offer Shares pursuant to this Section 3 is not made within the applicable ninety (90) day time period set forth in this Section 3(c), such right to make a Disposition pursuant to this Section 3 shall expire. In such event, the restrictions of this Section 3 shall be reinstated, and any subsequent Disposition of Shares, whether or not to the same Proposed Transferee, must be made strictly in compliance with the provisions of this Section 3.

(d) Undertakings by Transferring Shareholder and the Proposed Transferee. At the closing of any Disposition by a Transferring Shareholder under this Section 3, the Transferring

Shareholder shall (i) if deemed necessary in the sole discretion of the Corporation, provide an opinion of counsel satisfactory to the Corporation that such Disposition does not require registration under the Securities Act and any applicable state securities laws, and (ii) pay any principal and accrued and unpaid interest of any promissory note made by the Transferring Shareholder in favor of the Corporation attributable to the Shares being sold. The Corporation shall not give effect on its books to any Disposition or purported Disposition of the Shares held or owned by a Transferring Shareholder to a Proposed Transferee unless each and all of the conditions hereof effecting such Disposition shall have been satisfied.

4. Involuntary Dispositions by a Shareholder.

(a) Transfers and Events. During the term of this Agreement, if an Involuntary Disposition of Involuntary Disposition Shares is made or proposed, the Transferring Shareholder or the Involuntary Transferee if the Transferring Shareholder has died shall immediately give the Involuntary Disposition Notice to the Corporation. Upon the giving of such Involuntary Disposition Notice, the Corporation and the Other Shareholders shall have the right to acquire, individually or in the aggregate, the Involuntary Disposition Shares in the manner specified in this Section 4; provided, however, that in the event of the death of a Shareholder, any Shares that are being transferred by reason of such death to an Immediate Family Member pursuant to a will or trust or pursuant to the laws of intestacy shall not constitute an “Involuntary Disposition” and shall be a Permitted Disposition as set forth in the definition of such term.

(b) Divorce. If any Involuntary Disposition of the Involuntary Disposition Shares occurs by reason of or in connection with the divorce of the Transferring Shareholder, the Transferring Shareholder shall have the right to acquire such Involuntary Disposition Shares from his ex-spouse upon such terms as they may agree upon. If the Transferring Shareholder and his ex-spouse do not reach agreement upon the purchase terms for such Involuntary Disposition Shares within fifteen (15) days after the Involuntary Disposition to his ex-spouse occurs, the Transferring Shareholder shall have the right to acquire such Involuntary Disposition Shares from his ex-spouse at the price determined in accordance with Section 5(e). If for whatever reason the Transferring Shareholder does not acquire ownership and possession of such Involuntary Disposition Shares from his ex-spouse within sixty (60) days of the Involuntary Disposition by reason of divorce, the Involuntary Disposition Shares shall be first offered by the Involuntary Transferee to the Corporation and then the Other Shareholders in accordance with Sections 4(c) and 4(d).

(c) The Corporation’s Rights to Purchase. Subject to Section 4(b), upon an Involuntary Disposition, the Corporation shall have the first right to acquire all or any portion of the Involuntary Disposition Shares from a Transferring Shareholder or Involuntary Transferee, as appropriate. If the Corporation desires to acquire all or any portion of the Involuntary Disposition Shares, the Corporation shall communicate, in writing, its election to purchase all or any portion of the Involuntary Disposition Shares to the Other Shareholders (i) if Section 4(b) does not apply, within thirty (30) days after the date the Involuntary Disposition Notice was given to the Corporation or (ii) if Section 4(b) applies, within thirty (30) days after the later of (A) the expiration of the sixty (60) day period in Section 4(b) or (B) the expiration of sixty (60) days after the date the Involuntary Disposition Notice was delivered to the Corporation. Such communication shall, when taken in conjunction with the Involuntary Disposition Notice, be deemed to constitute a valid, legally binding, and enforceable agreement for the Disposition of all or that portion of the Involuntary Disposition Shares.

(d) The Other Shareholders’ Rights to Purchase. If the Corporation does not exercise its right to acquire all of the Involuntary Disposition Shares from the Transferring Shareholder under Section 4(c), the Other Shareholders shall have the right to acquire all or any portion of the

Remaining Involuntary Disposition Shares. The Other Shareholders shall exercise their right to acquire by giving written notice of their election to acquire a specified number of the Remaining Involuntary Disposition Shares to each Other Shareholder and the Corporation within twenty (20) days after the expiration of the applicable thirty (30) day period in Section 4(c). In the event that more than one Other Shareholder exercises his or her right to acquire the Remaining Involuntary Disposition Shares pursuant to this Section 4(d), each such exercising Other Shareholder may acquire up to his or her pro rata portion of the Remaining Involuntary Disposition Shares (based upon the ratio of the number of shares of Common Stock owned by such exercising Other Shareholder to the number of shares of Common Stock owned by all exercising Other Shareholders). This method of allocation shall continue to apply to rights to acquire all of the Remaining Involuntary Disposition Shares until all options have been exercised by one or more Other Shareholders (which exercises shall constitute valid, legally binding and enforceable agreements for the Disposition of the Remaining Involuntary Disposition Shares allocated to such Other Shareholders), or until the remaining Other Shareholders elect not to exercise their rights to acquire any additional Remaining Involuntary Disposition Shares. The allocation of such Remaining Involuntary Disposition Shares among the Other Shareholders shall be completed within ten (10) days after the expiration of the twenty (20) day period referred to above in this Section 4(d). Promptly after the allocation of the Remaining Involuntary Disposition Shares among the Other Shareholders, the Corporation shall communicate, in writing, the allocation of the Involuntary Disposition Shares among the Corporation and the Other Shareholders to the Transferring Shareholder or Involuntary Transferee, as appropriate. Such communication shall, when taken in conjunction with the Involuntary Disposition Notice, be deemed to constitute a valid, legally binding and enforceable agreement for the Disposition of all or that portion of the Involuntary Disposition Shares that the Corporation and the Other Shareholder has so elected to acquire, subject to the remainder of this paragraph. The obligations of the Corporation and the Other Shareholders to acquire the number of Involuntary Disposition Shares specified in the notice sent to the Transferring Shareholder are the several, and not joint, obligations of such parties.

(e) Purchase Price. If no consideration is given by a transferee in connection with the Involuntary Disposition of the Involuntary Disposition Shares, the purchase price per share shall be the Fair Market Value as of the date of the Involuntary Disposition Notice, or with regard to an Involuntary Disposition pursuant to Section 4(b), the date of the Involuntary Disposition. If consideration is given by a transferee in connection with the Involuntary Disposition of the Involuntary Disposition Shares, the purchase price per Share for such Involuntary Disposition Shares shall be the lesser of (i) the Fair Market Value as of the date of the Involuntary Disposition Notice, or with regard to an Involuntary Disposition pursuant to Section 4(b), the date of the Involuntary Disposition, or (ii) the fair value of the consideration given for such Involuntary Disposition Shares. If the consideration given for such Involuntary Disposition Shares is non-cash consideration and the Transferring Shareholder, the Corporation and the Other Shareholders electing to purchase any or all of the Involuntary Disposition Shares are unable to agree upon the fair value of such non-cash consideration within ten (10) days after the date the Involuntary Disposition Notice was delivered to the Corporation, an appraisal firm jointly selected by the Corporation, the Transferring Shareholder and the Other Shareholders electing to purchase any or all of the Involuntary Disposition Shares shall determine the fair value of such non-cash consideration, and the fees and expenses of such appraisal firm shall be borne by the Corporation. Any such determination of the fair value of such non-cash consideration by the appraisal firm shall be conclusive and binding on all parties. During the time an appraisal firm is being jointly selected and the appraisal is being performed, all time periods pursuant to this Section 4(b) shall be tolled until the determination of the fair value of such non-cash consideration by the appraisal firm is released to the Corporation, the Transferring Shareholder and the Other Shareholders at which time such time periods shall continue.

(f) Closing. The closing of the purchase of the Involuntary Disposition Shares hereunder shall be held at the principal executive offices of the Corporation. The Corporation shall designate a closing date and time, which date shall be not later than (i) ninety (90) days after the date of the Involuntary Disposition Notice if Section 4(b) does not apply to the Involuntary Disposition, or (ii) one hundred fifty (150) days after the date of the Involuntary Disposition Notice if Section 4(b) applies to the Involuntary Disposition. At the closing, the Transferring Shareholder or the Involuntary Transferee, as appropriate, shall deliver certificates duly endorsed or accompanied by duly executed stock powers for the Involuntary Disposition Shares being acquired pursuant to this Section 4 and shall transfer the Involuntary Disposition Shares being acquired pursuant to this Section 4 to the purchasers thereof, free and clear of all liens, claims, charges or encumbrances (except for liens in favor of the Corporation), against payment of the purchase price for the Involuntary Disposition Shares as determined above. The purchaser shall have the option to pay the purchase price in cash at the time of such closing or (i) to pay no less than ten percent (10%) of the purchase price in cash and (ii) execute a negotiable promissory note (secured by the purchased Involuntary Disposition Shares of such purchaser to the extent possible) for the remainder in favor of the Transferring Shareholder or the Involuntary Transferee, as appropriate, which note shall be payable in quarterly installments over a period of five (5) years and which shall bear annual interest at the rate of eight percent (8%). However, if the Corporation shall be the purchaser of the Involuntary Disposition Shares and there are Buy-Sell Insurance Proceeds applicable to the Involuntary Disposition Shares, then the Corporation shall have the option to pay the purchase price in cash at the time of such closing, using the Buy-Sell Insurance Proceeds as a portion of the purchase price, or (i) to pay the greater of (A) at least ten percent (10%) of the purchase price or (B) all of the Buy-Sell Insurance Proceeds in cash and (ii) execute a negotiable promissory note (secured by the purchased Involuntary Disposition Shares of such purchaser to the extent possible) for the remainder in favor of the Involuntary Transferee, as appropriate, which note shall be payable in quarterly installments over a period of five (5) years and which shall bear annual interest at the rate of eight percent (8%). If the Corporation shall be the purchaser of the Involuntary Disposition Shares, the Corporation shall have the right to set off against any payment for such Involuntary Disposition Shares the amount by which the Transferring Shareholder shall be indebted to the Corporation (including accrued but unpaid interest on such indebtedness) pursuant to any promissory note given by the Transferring Shareholder for the purchase of any Involuntary Disposition Shares.

(g) Involuntary Transferee. If less than all of the Involuntary Disposition Shares are purchased from the Involuntary Transferee pursuant to this Section 4, the Involuntary Transferee shall execute a written agreement that such Involuntary Transferee will be bound by, and the Shares that such Involuntary Transferee holds will be subject to, this Agreement as provided herein, and after such execution, the Involuntary Transferee shall be classified as a Shareholder.

5. Tag-Along Rights. In the event that (i) a Transferring Shareholder proposes to make a Disposition for value of more than twenty five percent (25%) of the total number of Shares outstanding, in one transaction or a series of related transactions, other than a Disposition made by means of a Public Offering, to a Tag/Drag Transferee, (ii) the Corporation and the Other Shareholders have elected not to exercise their Right of First Offer pursuant to Section 3 or such Right of First Offer has expired unexercised by such Transferring Shareholder with respect to such Tag/Drag Shares, and (iii) such Transferring Shareholder has not exercised its drag-along rights pursuant to Section 6, such Transferring Shareholder shall require such Tag/Drag Transferee(s), as a condition precedent to the consummation of the Disposition of the Tag/Drag Shares to such Tag/Drag Transferee(s), to offer to acquire from each of the Other Shareholders, on the same terms and conditions as the proposed Disposition from such Transferring Shareholder, such Other Shareholders’ Tag-Along Portions of the Tag/Drag Shares.

Such a Transferring Shareholder proposing to make a Disposition of the Tag/Drag Shares shall give the Tag Notice to the Other Shareholders. It shall be a condition to the consummation of a Disposition covered by this Section 5 that the Tag Notice shall have been signed by such Transferring Shareholder and the Tag/Drag Transferee(s). Such signed Tag Notice shall be an irrevocable offer by the

Tag/Drag Transferee(s), open for thirty (30) days after the Tag Notice is given, to acquire as provided above all Tag-Along Portions of the Tag/Drag Shares, Each Other Shareholder shall have thirty (30) days after receipt of the Tag Notice to accept or decline such offer as to such Other Shareholder’s Tag-Along Portion of the Tag/Drag Shares. If any Other Shareholder(s) chooses to accept such offer, such Other Shareholder(s) shall give the Tag Acceptance Notice to such Transferring Shareholder and Tag/Drag Transferee(s) within such thirty (30) day period, and the amount of such Transferring Shareholder’s Shares subject to the proposed Disposition shall be reduced by each electing Other Shareholder’s Tag-Along Portion of the Tag/Drag Shares. Such Transferring Shareholder shall not consummate the proposed sale or Disposition to the Tag/Drag Transferee(s) unless (i) the sale of the Tag-Along Portions of the Tag/Drag Shares pursuant to the Tag Acceptance Notice of such electing Other Shareholders is consummated, (ii) the Other Shareholders waive their tag along rights as to the Tag-Along Portions of the Tag/Drag Shares or (iii) the irrevocable offer expires without acceptance by any Other Shareholder during the thirty (30) day period. If any of the Other Shareholders accept the offer, such Transferring Shareholder and the Tag/Drag Transferee(s) shall keep such Other Shareholder(s) reasonably informed of the progress of the sale proposed in the Tag Notice. Any Other Shareholders that accept the offer shall become a party to any agreement with the Disposition of the Tag/Drag Shares providing representations and warranties, indemnification obligations (including escrows, hold back or other similar arrangements to support such indemnity obligations), releases or other obligations to which the Transferring Shareholder or its Affiliates (other than the Corporation) agree in connection with such Disposition (other than any such obligations that relate specifically to a particular Shareholder such as indemnification with respect to representations and warranties given by the Shareholder regarding such Shareholder’s title to and ownership of Shares as to which obligations each such Shareholder shall be solely liable). If a Disposition of the Tag/Drag Shares pursuant to this Section 5 is not made within ninety (90) days of the Tag Notice, such right to make a Disposition pursuant to this Section 6 shall expire. In such event, the restrictions of this Section 6 shall be reinstated, and any subsequent Disposition of Tag/Drag Shares, whether or not to the same Tag/Drag Transferee, must be made strictly in compliance with the provisions of this Section 5.

6. Drag-Along Rights. In the event that (i) a Transferring Shareholder proposes to make a Disposition for value to bona fide third parties of more than fifty percent (50%) of the total number of Shares outstanding, in one transaction or a series of related transactions, other than a Disposition made by means of a Public Offering, to one or more Tag/Drag Transferees, and (ii) the Corporation and the Other Shareholders have elected not to exercise their Right of First Offer pursuant to Section 3 or such Right of First Offer has expired unexercised by the Transferring Shareholder with respect to such Tag/Drag Shares, the Transferring Shareholder shall have the right and option (but not the obligation) to require each Other Shareholder to make a Disposition to such Tag/Drag Transferee(s) of all of the Drag-Along Shares of such Other Shareholder(s). If the Transferring Shareholder elects to require any Other Shareholder(s) to make a Disposition to such Tag/Drag Transferee of the Drag-Along Shares owned of record by such Other Shareholder(s), the Transferring Shareholder shall give the Drag Notice to such Other Shareholder(s). It shall be a condition to the consummation of a Disposition covered by this Section 6 that the Drag Notice shall have been signed by the Transferring Shareholder and the Tag/Drag Transferee(s), The Transferring Shareholder and the Tag/Drag Transferee(s) shall keep the Other Shareholder(s) who incur the drag-along obligations set forth in this Section 6 reasonably informed of the progress of the sale proposed in the Drag Notice. The Transferring Shareholder and the Tag/Drag Transferee(s) shall keep the Other Shareholder(s) subject to the drag-along obligations reasonably informed of the progress of the sale proposed in the Tag Notice. The Other Shareholders who incur the drag-along obligations set forth in this Section 6 shall become a party to any agreement with the Disposition of the Tag/Drag Shares providing representations and warranties, indemnification obligations (including escrows, hold back or other similar arrangements to support such indemnity obligations), releases or other obligations to which the Transferring Shareholder or its Affiliates (other than the Corporation) agree in connection with such Disposition (other than any such obligations that relate specifically to a particular Shareholder such as indemnification with respect to representations and warranties given by the Shareholder regarding such Shareholder’s title to and ownership of Shares as to which obligations each such Shareholder shall be solely liable). If a Disposition of the Tag/Drag Shares pursuant to this Section 6 is not made within ninety (90) days of the Drag Notice, such right to make a Disposition pursuant to this Section 7 shall expire. In such event, the restrictions of this Section 6 shall be reinstated, and any subsequent Disposition of Tag/Drag Shares, whether or not to the same Tag/Drag Transferee, must be made strictly in compliance with the provisions of this Section 6.

7. Right of First Refusal Upon Termination of a Shareholder’s Employment.

(a) Offer to Corporation and Other Shareholders. If a Shareholder is an employee of the Corporation and the employment of such Shareholder is terminated, whether such termination is voluntary or involuntary or effected by the Corporation or the Shareholder, with the exception of the termination of employment of a Shareholder because of the death of such Shareholder which is subject to Section 4 hereof to the extent the death of such Shareholder does not result in a Permitted Disposition, the Corporation and the Non-Termination Shareholders shall have the right, but not the obligation, to purchase all of the Termination Shares in the manner specified in this Section 7.

(b) Notices. The Corporation shall promptly give the Termination Notice to the Non-Termination Shareholders.

(c) The Corporation’s Right of First Refusal. The Corporation shall have the first right to acquire all or any portion of the Termination Shares. If the Corporation desires to acquire all or any portion of the Termination Shares, the Corporation shall communicate, in writing, its election to acquire a specified number of the Termination Shares to the Non-Termination Shareholders within thirty (30) days from the later of (i) the date of termination of the terminated Shareholder’s employment with the Corporation or (ii) the last date on which the terminated Shareholder can exercise any vested stock options.

(d) The Non-Termination Shareholders’ Right of First Refusal. If the Corporation does not exercise its right to acquire all of the Termination Shares from the terminated Shareholder, the Non-Termination Shareholders shall have the right to acquire all of the Remaining Termination Shares. The Non-Termination Shareholders shall exercise their Termination Right of First Refusal by giving written notice of their election to acquire a specified number of the Remaining Termination Shares to each Non-Termination Shareholder and the Corporation within twenty (20) days after the expiration of the thirty (30) day period referred to in Section 7(c). In the event that more than one Non-Termination Shareholder exercises his right to acquire, each such exercising Non-Termination Shareholder may acquire up to his pro rata portion of the Remaining Termination Shares (based upon the ratio of the number of shares of Common Stock and Common Stock Equivalents (on an as converted basis) owned by such exercising Non-Termination Shareholder to the number of shares of Common Stock and Common Stock Equivalents (on an as converted basis) owned by all exercising Non-Termination Shareholders). This method of allocation shall continue to apply to rights to acquire all of the Remaining Termination Shares until all rights have been exercised by one or more Non-Termination Shareholders (which exercises shall constitute valid, legally binding and enforceable agreements for the transfer of the Remaining Termination Shares allocated to such Non-Termination Shareholders), or until the remaining Non-Termination Shareholders elect not to exercise their rights to acquire any additional Remaining Termination Shares. The allocation of such Remaining Termination Shares among the Non-Termination Shareholders shall be completed within ten (10) days after the expiration of the twenty (20) day period referred to above in this Section 7(d). The Non-Termination Shareholders shall give the Allocation Notice to the Corporation. If the Non-Termination Shareholders do not elect to acquire all of the Remaining Termination Shares, the Corporation will have the right to acquire such Shares the Non-Termination

Shareholders have elected not to acquire. The Corporation shall give the Total Allocation Notice to the terminated Shareholder prior to the expiration of sixty-five (65) days from the later of (i) the date of termination of the terminated Shareholder’s employment with the Corporation or (ii) the last date on which the terminated Shareholder can exercise any vested stock options. The Allocation Notice and the Total Allocation Notice shall be deemed to constitute a valid, legally binding and enforceable agreement for the transfer of all or that portion of the Termination Shares. The obligations of the Corporation and the Non-Termination Shareholders to acquire the number of Termination Shares specified in the notice sent to the terminated Shareholder are the several, and not joint, obligations of such parties.

(e) Purchase Price For Termination. For Shares owned on the date of termination of the terminated Shareholder’s employment, the purchase price share for the Termination Shares shall be the Fair Market Value as of the date of such termination of employment. For Termination Shares acquired by exercise of vested stock options by the terminated Employee after the date of termination of the terminated Shareholder’s employment, the purchase price per share for the Termination Shares shall be the most recently established Fair Market Value as of the date of exercise of such vested stock options.

(f) Closing. The closing of the purchase of Termination Shares hereunder shall be held at the principal executive offices of the Corporation. The Corporation shall designate a closing date and time, which date shall be not later than ninety (90) days after the later of (i) the date of termination of the terminated Shareholder’s employment with the Corporation or (ii) the last date on which the terminated Shareholder can exercise any vested stock options. At the closing, the terminated Shareholder shall deliver certificates duly endorsed or accompanied by duly executed stock powers for the Termination Shares being acquired pursuant to this Section 7 and shall transfer the Termination Shares being acquired pursuant to this Section 7 to the purchasers thereof free and clear of all liens, claims, charges or encumbrances (except for liens in favor of the Corporation), against payment of the purchase price for the Termination Shares as determined above. The purchaser shall have the option to pay the purchase price in cash at the time of such closing or (i) to pay not less than ten percent (10%) of the purchase price in cash and (ii) execute a negotiable promissory note (secured by the purchased Termination Shares of such purchaser to the extent possible) for the remainder in favor of the terminated Shareholder which note shall be payable in quarterly installments over a period of five (5) years and which shall bear annual interest at the rate of eight percent (8%). If the Corporation shall be a purchaser of Termination Shares, the Corporation shall have the right to set off against any payment for such Termination Shares the amount by which the terminated Shareholder shall be indebted to the Corporation (including accrued but unpaid interest on such indebtedness) pursuant to any promissory note given by the terminated Shareholder for the purchase of any such Termination Shares.

8. Access to Records and Financial Information.

(a) Books of Account; Inspection. The Corporation shall maintain complete books of account of the Corporation’s business, in which each corporate transaction shall be fully and accurately entered, at the Corporation’s principal executive office and at such other locations as the Board of Directors of the Corporation shall determine from time to time. The Corporation shall maintain systems of accounting established and administered in accordance with sound business practices and sufficient in all respects to permit preparation of financial statements on a basis consistent with the preparation of audited financial statements. Such books, as well as the complete minute books of meetings of the shareholders of the Corporation, the Board and the committees of the Board, the records of the original issuances and any registered transfers of capital stock of the Corporation and the names and addresses of all directors and shareholders of the Corporation, shall be open to examination, inspection and copying on reasonable notice by any Shareholder or such Shareholder’s authorized agents and representatives (including without limitation attorneys, accountants and auditors), during normal business hours. The Corporation shall reasonably cooperate with any audit performed by a Shareholder. The costs of such inspection and copying shall be borne by the Shareholder.

(b) Accountants’ Reports. Promptly upon receipt thereof, the Corporation shall deliver to each Shareholder copies of all significant reports submitted by its independent accountants in connection with each annual, interim or special audit of the financial statements or other affairs of the Corporation made by such accountants, including the comment letter submitted by such accountants to management in connection with the annual audit.

(c) Financial Statements. All balance sheets, statements of cash flow, income and expense statements and statements of changes in financial position (collectively, “Financial Statements”) to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles in effect from time to time (“GAAP”), consistently applied from period to period, subject in the case of interim statements to normal year-end adjustments or year-end disclosures required by GAAP. The Corporation shall provide to each Shareholder the following Financial Statements and information on a continuing basis during the term of this Agreement:

(i) Within 120 days after the close of each fiscal year of the Corporation, an annual report containing a balance sheet as of the end of such fiscal year, and a statement of income and expenses, statement of cash flow, income and expense statement and a statement of changes in financial position for such fiscal year. Such Financial Statements included in such annual report shall be accompanied by the report thereon, if any, of the Corporation’s independent accountants, or, if there be no such report, a certificate of the Chief Executive Officer or President and Chief Financial Officer or Treasurer that such Financial Statements were prepared without audit from the books and records of the Corporation and that such Financial Statements are true and correct, to the best of his or her knowledge, information and belief after reasonable investigation.

(ii) Within forty-five (45) days after the close of each fiscal quarter (other than a close coinciding with the close of a fiscal year) of the Corporation, a quarterly report containing a balance sheet as of the end of such fiscal quarter, and a statement of income and expenses and statement of cash flow for such fiscal quarter. Such Financial Statements included in such quarterly report shall be accompanied by a certificate of the Chief Executive Officer or President and Chief Financial Officer or Treasurer that such Financial Statements were prepared without audit from the books and records of the Corporation and that such Financial Statements are true and correct, to the best of his or her knowledge, information and belief after reasonable investigation.

(iii) Within thirty (30) days after the end of each fiscal month (other than a close coinciding with the close of a fiscal quarter or fiscal year) of the Corporation, a monthly report containing a statement of income and expenses and statement of cash flow for such fiscal month.

(d) Tax Returns. As soon as available, but in no event more than thirty (30) days after the filing deadline, as may be extended from time to time, copies of all federal, state and local tax returns of the Corporation, together with all supporting documentation and required schedules certified by an authorized officer of the Corporation as true, correct and complete.

9. Failure to Deliver Shares to the Corporation. If a Transferring Shareholder or Involuntary Transferee becomes obligated to sell any Shares to the Corporation or to the Other Shareholders under this Agreement and fails to deliver such Shares in accordance with the terms of this Agreement, the Corporation or such Other Shareholders may, in addition to all other remedies they may have, tender to such Transferring Shareholder or Involuntary Transferee, as appropriate, at the last known address with regard to an Involuntary Transferee and at the address set forth in the stock transfer records of the Corporation with regard to Transferring Shareholders, the purchase price for such Shares as is herein specified, and (i) in the case of Shares to be sold to the Corporation pursuant to this Agreement, cancel such Shares on its books and records, whereupon all of such Transferring Shareholder’s or Involuntary Transferee’s right, title and interest in and to such Shares shall terminate, and (ii) in the case of Shares to be sold to an Other Shareholder under this Agreement, issue certificates representing such Shares to the Other Shareholder and register the Other Shareholder on the Corporation’s books and records as the record owner of the Shares, whereupon all of the Transferring Shareholder’s or Involuntary Transferee’s right, title, and interest in and to such Shares shall terminate.

10. Death of Shareholder or Involuntary Transferee During Payout. In the event of the death of the Transferring Shareholder or Involuntary Transferee after payment has commenced hereunder, the terms and amounts of payment shall continue unchanged, payments shall be made to such Transferring Shareholder’s or Involuntary Transferee’s estate or personal representative.

11. Holdback Provision. In the event of a Public Offering, each Shareholder covenants that from the date of such Public Offering until the longer of (i) 180 days following the completion of the Public Offering, or (ii) the period during which the Chief Executive Offer of the Corporation agrees in writing not to offer, sell, transfer or otherwise engage in a Disposition of any Shares following the Public Offering, each Shareholder will not offer, sell, transfer or otherwise engage in a Disposition of any of the Shares owned by such Shareholder, except in connection with a sale, merger, disposition or statutory share exchange approved by the board of directors of the Corporation or a tender offer for at least fifty percent (50%) of the outstanding shares of Common Stock of the Corporation, without the prior written consent of the managing underwriter and covenants, in connection with the Public Offering, to sign customary lock-up agreements restricting a Disposition of the Shares held by such Shareholder for the longer of the 180 days following the consummation of the Public Offering or the lockup period described in clause (ii), such agreements to be on terms substantially similar to those signed, by the Chief Executive Officer of the Corporation.

12. Legend. During the term of this Agreement, each certificate representing the Shares beneficially owned by the Shareholders shall bear the following legend, if applicable, or a similar legend deemed by the Corporation to constitute an appropriate notice of the provisions hereof and the applicable securities laws (any such certificate not having such legend shall be surrendered upon demand by the Corporation and so endorsed):

On the face of the certificate:

TRANSFER OF THIS STOCK IS RESTRICTED IN ACCORDANCE WITH CONDITIONS PRINTED ON THE REVERSE OF THIS CERTIFICATE.

On the reverse:

THE TRANSFER OF THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE ARE SUBJECT TO A CERTAIN SHAREHOLDERS’ AGREEMENT, AS THE SAME MAY BE AMENDED, RESTATED, SUPPLEMENTED, SUPERSEDED, REPLACED, RENAMED, TERMINATED AND/OR OTHERWISE MODIFIED AT ANY TIME AND FROM TIME TO TIME. A COPY OF THE CURRENT VERSION OF SUCH AGREEMENT, AS AMENDED, IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED WITHOUT CHARGE TO THE RECORD HOLDER HEREOF UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT AND NOT FOR RESALE, TRANSFER OR DISTRIBUTION, HAVE BEEN ISSUED PURSUANT TO EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF APPLICABLE STATE AND FEDERAL SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN PURSUANT TO EFFECTIVE REGISTRATION UNDER SUCH LAWS, OR IN TRANSACTIONS OTHERWISE IN COMPLIANCE WITH SUCH LAWS, AND UPON EVIDENCE SATISFACTORY TO THE CORPORATION OF COMPLIANCE WITH SUCH LAWS, AS TO WHICH THE CORPORATION MAY RELY UPON AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION.

Each Shareholder shall promptly surrender the certificates representing his Shares to the Corporation so that the Corporation may affix the foregoing legends thereto. A copy of this Agreement shall be kept on file in the principal executive offices of the Corporation. Upon termination of all applicable restrictions set forth herein and upon tender to the Corporation of the appropriate stock certificates, the Corporation shall reissue to the holder of such stock certificates new stock certificates which shall contain only the second paragraph of the restrictive legend set forth above. The parties to this Agreement intend that the legend conform to the applicable provisions of the Uniform Commercial Code of Texas and the Texas Business Organizations Code. This legend may be modified from time to time by the Board of Directors of the Corporation to conform to such statutes or to this Agreement.

13. Term. Unless extended as provided for herein, this Agreement shall terminate in its entirety and be of no force and effect upon the earlier of (i) the effective date of a written agreement providing for the termination of this Agreement signed by the Shareholders holding in the aggregate at least a majority of the votes which all of the Shareholders are entitled to cast, (ii) the closing of a Public Offering or (iii) the consummation of a merger or consolidation of the Corporation with an independent third party whereby the Corporation does not survive. Notwithstanding the immediately preceding sentence, such a Public Offering, merger or consolidation shall not extinguish any obligations of a party at that time to make payments pursuant to this Agreement. A Shareholder shall cease being a party to this Agreement, and cease being bound hereby or subject hereto or receive the benefits of this Agreement, when such Shareholder no longer holds any Shares.

14. Specific Enforcement. The Shareholders and the Corporation expressly agree that they will be irreparably damaged if this Agreement is not specifically enforced. In any action or proceeding to specifically enforce the provisions of this Agreement, any person (including the Corporation) against whom such action or proceeding is brought hereby waives the claim or defense therein that the plaintiff or claimant has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any Shareholder, any Other Shareholder and/or the Corporation shall, in addition to all other remedies available with respect to such breach, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof. The provisions of this paragraph shall not prevent any party from seeking a remedy at law in connection with any breach of this Agreement.

15. Notices. Any notice under this Agreement shall be in writing and any written notice or other document shall be deemed to have been given at the address or facsimile number provided below or new address or facsimile number provided in accordance with this Section: (i) on the date of personal service of the parties, (ii) on the third business day after mailing, if the document is mailed by registered mail and deposited in the mails postage pre-paid, (iii) one business day after being sent by professional or overnight courier, with all charges prepaid, or (iv) on the date of transmission if transmitted prior to

12:00 p.m., central time, by facsimile machine or other means of electronic transmission, with receipt confirmed, or on the next business day following the date of transmission if transmitted after 12:00 p.m., central time, by facsimile machine or other means of electronic transmission, with receipt confirmed. Any such notice shall be delivered or addressed to the Corporation or a Shareholder at the respective address as set forth below or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirements of this Section 19 shall not defeat the effectiveness of notice actually received by the addressee.

(i) if to the Corporation:

Goodman Networks Incorporated

6400 International Parkway, Suite 100

Plano, Texas 75093

Facsimile: (972) 406-9291

Attn: John A. Goodman

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

2323 Victory Ave., Suite 700

Dallas, Texas 75219

Facsimile: (214) 200-0577

Attn: Gregory R. Samuel

(ii) if to a Shareholder, to the Shareholder’s address as reflected in the stock records of the Corporation or as the Shareholders shall designate to the Corporation in writing.

16. Assignment. Except as permitted by Section 2, this Agreement and the rights of the parties hereunder shall not be assignable by any of the parties hereto without compliance with this Agreement.

17. Governing Law. This Agreement has been executed and delivered in the State of Texas and shall be construed and enforced in accordance with the internal laws of the State of Texas.

18. Amendment. This Agreement may be amended, supplemented or interpreted at any time, but only by a written instrument executed by Shareholders holding in the aggregate at least fifty percent (50%) of the aggregate shares of Shares held by the Shareholders.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

20. Entire Agreement. This Agreement, together with other documents delivered pursuant hereto or incorporated by reference herein, contain the entire agreement between the parties hereto concerning the transactions contemplated herein and supersede all prior agreements or understandings between the parties hereto relating to the subject matter hereof, including without limitation the Fourth Amended and Restated Shareholders’ Agreement. No oral representation, agreement or understanding made by any party hereto shall be valid or binding upon such party or any other party hereto.

21. Effect of Other Laws and Agreements. The rights and obligations of the parties under this Agreement shall be subject to any restrictions on the purchase of stock of the Corporation which may be imposed by the Texas Business Organizations Code or any agreement now or hereafter entered into between the Corporation and any financial institution with respect to loans or other financial accommodations made to the Corporation. Nothing contained herein shall be deemed to limit the obligations and duties imposed upon officers and directors in accordance with state and federal laws.

22. Further Assurance. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. The right of the Corporation to acquire Shares pursuant to this Agreement is subject to the laws of the State of Texas governing the rights of a corporation to acquire its own shares. If the Corporation is unable to acquire Shares hereunder because of the limitations contained in the Texas Business Organizations Code or other such applicable statute, the Corporation and its shareholders may in their sole discretion take such action that is reasonable to enable the Corporation to lawfully acquire such Shares or as many of such Shares as may be lawfully acquired.

23. Captions and Section Headings. Except as used in Section 1, captions and Section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

24. Waiver. Any waiver by any party hereto of any of his or its rights hereunder shall be without prejudice of his or its future assertion of any such rights, and any delay in exercising any rights shall not operate as a waiver thereof.

25. Severability or Provisions. If any one or more of the provisions of this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be impaired in any way.

26. Shareholder Rights and Obligations. The rights and obligations of the Shareholders hereunder are several and not joint.

27. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the AAA Rules by three (3) arbitrators. The arbitrators shall be appointed in accordance with the AAA Rules regarding appointment from the AAA panel of arbitrators. The arbitration shall be held in Dallas County, Texas. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

28. Spousal Consents. Any spouse of a Shareholder shall, upon an individual becoming a Shareholder if such individual is not a Shareholder as of the date of this Agreement, or within thirty (30) days after the marriage of an individual who is a Shareholder as of the date of this Agreement, execute and deliver to the Corporation a spousal consent, in a form substantially similar to the spousal consents following the signature pages to this Agreement.

* * * * *

IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

CORPORATION:

GOODMAN NETWORKS INCORPORATED

By:	/s/ John A. Goodman
Name: John A. Goodman
Title: Chief Executive Officer

SHAREHOLDERS:

/s/ James E. Goodman
James E. Goodman

/s/ John A. Goodman
John A. Goodman

/s/ Joseph M. Goodman
Joseph M. Goodman

/s/ Jonathan E. Goodman
Jonathan E. Goodman

/s/ Jason A. Goodman
Jason A. Goodman

(signature not required pursuant to Section 22 of the
Fourth Amended and Restated Shareholders’
Agreement)
William Darkwah

/s/ Scott Pickett
Scott Pickett

SEP TRUST

By:	/s/ Scott Pickett
Name: Scott Pickett
Title: Trustee

ALCATEL-LUCENT USA INC.

By: (signature not required pursuant to Section 22 of the Fourth Amended and Restated Shareholders’ Agreement)
Name:
Title:

SG-GOODMAN, LLC
By: The Stephens Group, LLC its Manager

By:	/s/ Ronald M. Clark
Name: Ronald M. Clark
Title: COO & General Counsel

SG-TOWER, LLC
By: The Stephens Group, LLC its Manager

By:	/s/ Ronald M. Clark
Name: Ronald M. Clark
Title: COO & General Counsel

The undersigned, Cayenne M. Goodman, spouse of John A. Goodman, hereunto subscribes her name in evidence of and in consent to his agreements made concerning the capital stock of Goodman Networks Incorporated referred to in the foregoing Fifth Amended and Restated Shareholders’ Agreement, and to all other provisions thereof, as of the 23rd day of June, 2011.

/s/ Cayenne M. Goodman
Cayenne M. Goodman

The undersigned, Gabriela Goodman, spouse of Joseph M. Goodman, hereunto subscribes her name in evidence of and in consent to his agreements made concerning the capital stock of Goodman Networks Incorporated referred to in the foregoing Fifth Amended and Restated Shareholders’ Agreement, and to all other provisions thereof, as of the 23rd day of June, 2011.

/s/ Gabriela Goodman
Gabriela Goodman

The undersigned, Sarina Goodman, spouse of James E. Goodman, hereunto subscribes her name in evidence of and in consent to his agreements made concerning the capital stock of Goodman Networks Incorporated referred to in the foregoing Fifth Amended and Restated Shareholders’ Agreement, and to all other provisions thereof, as of the 23rd day of June, 2011.

/s/ Sarina Goodman
Sarina Goodman

The undersigned, Tracy J. Goodman, spouse of Jonathan E. Goodman, hereunto subscribes her name in evidence of and in consent to his agreements made concerning the capital stock of Goodman Networks Incorporated referred to in the foregoing Fifth Amended and Restated Shareholders’ Agreement, and to all other provisions thereof, as of the 23rd day of June, 2011.

/s/ Tracy J. Goodman
Tracy J. Goodman

The undersigned, Alecia Pickett, spouse of Scott Pickett, hereunto subscribes her name in evidence of and in consent to his agreements made concerning the capital stock of Goodman Networks Incorporated referred to in the foregoing Fifth Amended and Restated Shareholders’ Agreement, and to all other provisions thereof, as of the 23rd day of June, 2011.

/s/ Alecia Pickett
Alecia Pickett

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